FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
THIRD QUARTER 2015 RESULTS AND ANNOUNCES FOURTH QUARTER 2015 GUIDANCE
Cudahy, WI - November 5, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and nine months ended September 30, 2015.
Revenues for the quarter ended September 30, 2015 decreased 0.2% to $497.2 million from $498.1 million in the same quarter in 2014. Operating income was $14.4 million, compared to $25.3 million in the prior year quarter. Net income available to common stockholders for the period was $5.8 million, compared to $14.4 million in the third quarter of 2014. Diluted earnings per share available to common stockholders for the three months ended September 30, 2015 was $0.15, compared to $0.37 in the prior year quarter. Diluted earnings per share available to common stockholders for the third quarter of 2015 was $0.16 before acquisition transaction expenses of $0.6 million, compared with $0.40 in the prior year quarter before acquisition transaction expenses of $1.9 million.
Included in third quarter 2015 results is a charge of approximately $5.0 million associated with the termination of certain independent contractor ("IC") lease purchase guarantee programs and a $3.9 million increase in insurance and claims expenses over the prior year quarter. Collectively, these two charges reduced diluted earnings per share by approximately $0.14 during the quarter.
Revenues for the nine months ended September 30, 2015 increased 12.2% to $1,504.1 million from $1,340.3 million in the same period in 2014. Operating income was $72.4 million, compared to $71.5 million in the prior year period. Net income available to common stockholders for the period was $35.9 million, compared to $39.6 million in the prior year period. Diluted earnings per share available to common stockholders for the nine months ended September 30, 2015 was $0.91, compared to $1.01 in the prior year period. Diluted earnings per share available to common stockholders for the nine months ended September 30, 2015 was $0.92 before acquisition transaction expenses of $0.6 million, compared with $1.05 in the prior year period before acquisition transaction expenses of $2.3 million.
Included in the results for the nine months ended September 30, 2015 are approximately $1.2 million of severance expenses related to the separation with a former company executive officer in addition to the charge associated with the termination of certain IC lease purchase guarantee programs and increased insurance and claims expenses described above. Collectively, these charges reduced diluted earnings per share by approximately $0.16 for the nine months ended September 30, 2015.
Roadrunner's EBITDA, a non-GAAP financial measure, of $22.8 million for the quarter ended September 30, 2015 represented a decrease of 27.8% from EBITDA of $31.6 million for the quarter ended September 30, 2014. EBITDA, excluding the $5.0 million charge associated with the termination of certain IC lease purchase guarantee programs and the $3.9 million of increased insurance and claims expenses described above, was $31.7 million for the quarter ended September 30, 2015. EBITDA, excluding the $5.0 million charge associated with the termination of certain IC lease purchase guarantee programs, the $3.9 million of increased insurance and claims expenses in the third quarter of 2015, and the $1.2 million of severance expenses described above, was $105.4 million for the nine months ended September 30, 2015.

For more information about EBITDA, see "Non-GAAP Financial Measures" below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In thousands)
Net income	$5,791	$14,413	$35,866	$39,595
Plus: Provision for income taxes	3,655	7,040	22,642	22,941
Plus: Interest expense	4,913	3,827	13,895	8,936
Plus: Depreciation	6,394	5,046	16,710	13,529
Plus: Amortization	2,049	1,273	6,145	3,259
EBITDA	$22,802	$31,599	$95,258	$88,260
For the three months ended September 30, 2015, amortization expense increased by $0.8 million quarter-over-quarter, which reduced diluted earnings per share available to common stockholders by $0.01. For the nine months ended September 30, 2015, amortization expense increased by $2.9 million over the same period in the prior year, which reduced diluted earnings per share available to common stockholders by $0.04.
2015 Third Quarter Results
In discussing the company's third quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Our quarter was impacted by a charge associated with the termination of certain IC lease purchase guarantee programs, increased insurance and claims expenses primarily associated with an increase in the number of severe accidents and an increase in claims expense during the quarter, and continuing soft demand for TL, LTL, and intermodal services from customers in selected industrial sectors.
“During the second half of 2014, we saw a significant increase in the number of ICs participating in lease purchase programs requiring a guarantee from us. However, the declining quality and performance of the equipment in certain of these lease purchase programs has caused escalating repair and maintenance expenses for our ICs, which coupled with the softened demand experienced during the third quarter of 2015 resulted in increased turnover and default by certain ICs. As a result, we have experienced an acceleration of our IC recruiting costs, guarantee payments, and reseating, and reconditioning costs associated with these lease purchase programs. Accordingly, we decided to terminate certain lease purchase guarantee programs in favor of new lease purchase programs that do not involve a guarantee from us and only utilize newer equipment under warranty. We believe such programs will be more cost effective for both us and our ICs. For the quarter ended September 30, 2015, we recorded a charge of $5.0 million associated with the termination of these IC lease purchase guarantee programs, which include estimated guarantee payments, reconditioning costs and losses on the disposal of the underlying equipment for the programs being terminated. This charge reduced diluted earnings per share by $0.08.
“Our third quarter 2015 insurance and claims expenses increased approximately $3.9 million, or $0.06 per diluted share, from the prior year quarter primarily due to an increase in the number of severe accidents and an increase in claims expense during the quarter. Despite this increase, we have seen continued improvement in safety over the past year. Our accident frequencies have improved year over year and our safety record is in the top half of carriers in our class size. Improved driver safety always has been and will continue to be a focus for our company.
“Although certain parts of our business, such as OEM expedite and international, realized expected performance levels during the quarter, our TL, LTL, and intermodal services saw continuing soft demand from customers. Historically, the third quarter starts slow and finishes strong. We did not see the anticipated rebound in August and September, resulting in lower volumes than expected for the quarter. Our TL segment is heavily weighted toward refrigerated food items, which were impacted by lower than expected poultry, beef and produce freight due to the recent Midwest and West Coast droughts and the bird flu epidemic. Intermodal volumes were also lower than anticipated, especially in the West Coast ports. Our LTL segment was impacted by an overall weak economic climate in the markets we serve, as well as aggressive pricing activity at LTL broker customers, accelerating in August through September. Finally, excess capacity during the quarter put downward pressure on non-contractual pricing across all of our segments, particularly spot market pricing and LTL broker pricing.
“At the end of the second quarter, consistent with our historic experience, we expected an August and September rebound that never materialized. We do not currently foresee a significant rebound in demand characteristics or spot market pricing in the fourth quarter. Accordingly, as we move into the fourth quarter of 2015, we intend to aggressively manage costs and closely monitor our mix of freight.
“At September 30, 2015, total debt was $458.0 million and we had $9.1 million of cash and cash equivalents. Total availability under our credit facility at September 30, 2015 was $221.5 million. Cash provided by operating activities increased 141.9% from $17.6 million for the nine months ended September 30, 2014 to $42.5 million for the nine months ended September 30, 2015. Cash provided by operating activities for the trailing twelve months ended September 30, 2015 was $64.5 million. To improve free cash flow, we will closely monitor our capital expenditures and manage working capital during the fourth quarter and as we move into 2016."
Fourth Quarter 2015 Guidance
Commenting on guidance for the fourth quarter of 2015, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the fourth quarter of 2015 to be in the range of $485 million to $510 million. We expect diluted earnings per share available to common stockholders, excluding acquisition transaction expenses, to be between $0.31 and $0.35."
Third Quarter 2015 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and Global Solutions. The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased 11.4% to $293.0 million for the third quarter of 2015 from $262.9 million for the third quarter of 2014. The improvement was due to the acquisitions of and growth within ISI, Active Aero, Rich Logistics, and Stagecoach. TL operating income was $15.3 million for the third quarter of 2015, compared with $18.5 million for the third quarter of 2014. The decline in operating income was principally due to significant declines in Roadrunner's refrigerated business. During the third quarter of 2015, Roadrunner incurred $2.4 million of additional insurance and claims expenses within its TL segment compared to the third quarter of 2014.
LTL revenues decreased 15.7% to $127.3 million for the third quarter of 2015 from $151.1 million for the third quarter of 2014 due to a combination of less fuel surcharge revenue, which dropped $10.2 million quarter-over-quarter, and the previously mentioned economic climate. LTL operating income was $2.0 million, or 1.5% of LTL revenues, for the third quarter of 2015, compared with $5.5 million, or 3.6% of LTL revenues, for the third quarter of 2014. During the third quarter of 2015, Roadrunner incurred $0.9 million of additional insurance and claims expenses within its LTL segment compared to the third quarter of 2014.

Summary LTL operating statistics for the three and nine months ended September 30 are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Operating ratio	98.5	96.4		95.2	95.4
Tonnage (in thousands of tons)	336.1	410.5	(18.1%)	1,045.6	1,197.0	(12.6)%
Shipments (in thousands)	574.6	643.8	(10.7%)	1,777.8	1,861.1	(4.5)%
Revenue per hundredweight (incl. fuel)	$19.09	$18.33	4.1%	$19.14	$18.20	5.2%
Revenue per hundredweight (excl. fuel)	$16.77	$15.14	10.8%	$16.70	$14.96	11.6%
Weight per shipment (lbs.)	1,170	1,275	(8.2%)	1,176	1,286	(8.6%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.29	3.9%	$1.25	$1.28	2.3%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

Global Solutions revenues decreased 5.6% to $82.4 million for the third quarter of 2015 from $87.2 million for the third quarter of 2014. Global Solutions operating income was $6.6 million, or 8.0% of Global Solutions revenues, for the third quarter of 2015, compared with $6.7 million, or 7.7% of Global Solutions revenues, for the third quarter of 2014, primarily due to lower West Coast port volumes and a single customer business level downturn at one specific operating company. During the third quarter of 2015, Roadrunner incurred $0.6 million of additional insurance and claims expenses within its Global Solutions segment compared to the third quarter of 2014.

Conference Call
A conference call is scheduled for Thursday, November 5, 2015 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-383-8009 (U.S.) or 617-597-5342 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 14606179. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Thursday, November 12, 2015, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 92792889. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including customized and expedited less-than-truckload, truckload logistics, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This press release contains forward-looking statements that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about Roadrunner's expected revenues, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for the fourth quarter of 2015; the termination and anticipated termination of certain lease purchase guarantee programs and the replacement of those programs with new lease purchase programs for ICs; increased accidents and a corresponding increase in insurance and claims expenses; Roadrunner's focus on improved driver safety and Roadrunner's safety and risk management initiatives; continuing soft demand for TL, LTL, and intermodal services from customers in selected industrial sectors; the demand characteristics and pricing in Roadrunner's industry in the fourth quarter of 2015; Roadrunner's plan to manage costs and closely monitor its mix of freight; and Roadrunner's plan to closely monitor its capital expenditures and manage its working capital during the fourth quarter of 2015 and into 2016. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; Roadrunner’s ability to execute its acquisition strategy and to integrate acquired companies; Roadrunner’s international operations; Roadrunner’s indebtedness and compliance with the covenants in its senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; Roadrunner’s reliance on ICs to provide transportation services to its customers; and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$497,173	$498,086	$1,504,073	$1,340,298
Operating expenses:
Purchased transportation costs	326,251	347,247	1,000,815	926,600
Personnel and related benefits	65,997	55,533	193,846	148,574
Other operating expenses	81,559	61,781	213,590	174,559
Depreciation and amortization	8,443	6,319	22,855	16,788
Acquisition transaction expenses	564	1,926	564	2,305
Total operating expenses	482,814	472,806	1,431,670	1,268,826
Operating income	14,359	25,280	72,403	71,472
Interest expense	4,913	3,827	13,895	8,936
Income before provision for income taxes	9,446	21,453	58,508	62,536
Provision for income taxes	3,655	7,040	22,642	22,941
Net income available to common stockholders	$5,791	$14,413	$35,866	$39,595
Earnings per share available to common stockholders:
Basic	$0.15	$0.38	$0.94	$1.05
Diluted	$0.15	$0.37	$0.91	$1.01
Weighted average common stock outstanding:
Basic	38,264	37,920	38,149	37,827
Diluted	39,471	39,380	39,446	39,268

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$9,071	$11,345
Accounts receivable, net of allowances of $5,120 and $4,209, respectively	290,865	284,379
Deferred income taxes	7,542	8,607
Prepaid expenses and other current assets	52,996	46,658
Total current assets	360,474	350,989
Property and equipment, net of accumulated depreciation of $61,732 and $47,629, respectively	188,025	146,850
Other assets:
Goodwill and intangible assets, net	767,226	749,530
Other noncurrent assets	13,633	10,451
Total other assets	780,859	759,981
Total assets	$1,329,358	$1,257,820
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$15,000	$10,000
Accounts payable	110,242	118,743
Accrued expenses and other liabilities	44,813	42,352
Total current liabilities	170,055	171,095
Long-term debt, net of current maturities	443,000	420,000
Other long-term liabilities	115,586	107,950
Total liabilities	728,641	699,045
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,266 and 37,925 shares issued and outstanding	383	379
Additional paid-in capital	396,797	390,725
Retained earnings	203,537	167,671
Total stockholders’ investment	600,717	558,775
Total liabilities and stockholders’ investment	$1,329,358	$1,257,820

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com